EXHIBIT

                  Active Assets Money Trust


Sub-Item
77P       Information Required to be Filed Pursuant to Existing
          Exemptive c Orders

A Statement Pursuant to Exemptive Order ICA Release No. 11803 Pertaining to Amortized Cost Pricing

          No action was taken during the period pursuant to condition 2 c of the above-captioned Order.